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                                                                     Exhibit 4.6

                                                       NOTE PURCHASE AGREEMENT
                                                  dated October 30, 1987 between
                                                  TELEBASE SYSTEMS, INC., a
                                                  Pennsylvania corporation (the
                                                  "Company") and GARY M. LAUDER
                                                  (the "Lender")

                  WHEREAS, the Company has requested bridge financing assistance from the Lender for funding working capital requirements pending consummation of a subsequent equity financing; and

                  WHEREAS, the Lender desires to provide such financing in the form of a loan evidenced by a note convertible into equity securities of the Company on the terms set forth herein;

                  NOW, THEREFORE, the Company and the Lender hereby agree as follows:

                  SECTION 1. Authorization of the Note. Subject to the terms and conditions hereof, the Company has authorized the issuance at the Closing (as hereinafter defined) of a Convertible Promissory Note Due January 30, 1988 in the aggregate principal amount of $500,000 in substantially the form of Exhibit A attached hereto (the "Note"), which Note is convertible into shares of Series A Preferred Stock (as hereinafter defined), having the powers, preferences and other rights as set forth on Exhibit I to the Note.

                  SECTION 2. Agreement to Sell and Purchase the Note. At the Closing, the Company shall sell to the Lender, and the Lender shall purchase from the Company, upon the terms and conditions hereinafter set forth, the Note. The aggregate purchase price for the Note shall be $500,000.

                  SECTION 3. Delivery of the Note. The closing (the "Closing") hereunder with respect to the purchase and sale of the Note shall take place simultaneously with the execution and delivery of this Agreement at the offices of O'Sullivan Graev & Karabell, 30 Rockefeller Plaza, New York, New York 10112. At the Closing, the Company shall deliver to the Lender the Note, payable to the order of the Lender. Delivery shall be made against receipt by the Company of a wire transfer in immediately available funds or a check payable to the order of the Company (or receipt of funds by the Company in other form satisfactory to the Company), in the amount of $500,000, representing the full amount of the purchase price of the Note.


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                  SECTION 4. Representations and Warranties of the Company. The
Company hereby represents and warrants to the Lender as follows:

                  SECTION 4.01. Organization: Good Standing: Qualification and Power. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as contemplated to be conducted, and to carry out the transactions contemplated hereby, and (iii) is duly qualified as a foreign corporation and in good standing to do business in all such other jurisdictions, if any, in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, except for those jurisdictions in which failure to so qualify would not have a material adverse effect on the business or assets of the Company. The Company has provided the Lender with correct and complete copies of its Articles of Incorporation and By-laws as in effect on the date hereof.

                  SECTION 4.02. Equity Investments. The Company has never had, nor does it presently have, any subsidiaries, nor has it owned, nor does it presently own, any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity.

                  SECTION 4.03. Capitalization. The authorized capital stock of the Company immediately upon consummation at the Closing of the transactions contemplated hereby shall consist of 20,000,000 shares of Common Stock, no par value (the "Common Stock") of which:

                  (a) 4,773,000 shares of Common Stock shall have been validly issued and be outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and

                  (b) 1,565,000 shares shall have been reserved for issuance upon exercise of outstanding options and warrants, and 400,000 shares shall be available for issuance pursuant to options available for grant under the Company's incentive stock option plan.

                  (c) The Board of Directors of the Company (the "Board") has also approved resolutions pursuant to which, subject to and upon approval by stockholders of the Company of the amendment to the Articles of Incorporation of the Company in the form attached to the Note as Exhibit I hereto (the "Amendment"), (i) 5,000,000 shares of Preferred Stock shall have been


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         authorized, of which 500,000 shares shall have been designated "Series
         A Preferred Stock" (having such other designations, preferences and relative, participating, optional or other rights and qualifications, limitations and restrictions set forth in the Certificate of Designation attached as Exhibit I to the Note), of which 465,910 shares shall have been reserved for issuance upon conversion of the Note (the "Reserved Preferred Shares") and (ii) 465,910 shares of Common Stock shall have been duly reserved initially for issuance upon conversion of the Reserved Preferred Shares (the "Reserved Common Shares", and the Reserved Common Shares and Reserved Preferred Shares being herein referred to as the "Reserved Shares").

The Company has previously delivered to the Lender a list (the "Stockholders List") of (a) all holders of Common Stock who hold not less than one hundred thousand (100,000) shares of such Common Stock, including the number of shares of each class of Common Stock held by each such holder, and (b) all outstanding warrants, options, agreements, convertible securities or other commitments pursuant to which the Company is or may become obligated to issue any shares of its capital stock or other securities of the Company, and names of all persons entitled to receive such shares or other securities and the shares of capital stock or other securities required to be issued thereunder. The number of shares of capital stock (if any) reserved for issuance in connection with clause (b) of the immediately preceding sentence is not subject to adjustment by reason of the issuance of the Note or the Reserved Shares. There are, and immediately upon consummation at the Closing of the transactions contemplated hereby there will be, no preemptive or similar rights to purchase or otherwise acquire shares of capital stock of the Company pursuant to any provision of law, the Articles of Incorporation or By-laws or any agreement to which the Company is a party, or otherwise, except as contemplated by this Agreement and the Stockholders' Agreement (as defined in Section 6.01(g) hereof), except for the right of first refusal granted to The Western Union Telegraph Company ("Western Union") pursuant to Section 7(d) of the Supply Agreement dated July 11, 1985 between the Company and Western Union (the "Supply Agreement") (which right has been effectively waived hereunder) and except for a right of first refusal granted to Krieger, Wunderlich, Fialkov & Co. ("KWF") pursuant to paragraph 9 of a letter agreement dated November 1985 between the Company and KWF (the "KWF Letter Agreement") (which is not applicable to this transaction); and there is, and immediately upon consummation at the Closing of the transactions contemplated hereby there will be, no agreement, restriction or encumbrance (such as a right of first refusal, right of first offer, proxy, voting


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agreement, etc.) with respect to the sale or voting of any shares of capital stock of the Company (whether outstanding or issuable upon conversion or exercise of outstanding securities), except as contemplated by this Agreement and the Stockholders' Agreement and as set forth on the Stockholders' List, and except for the right of first refusal granted to Western Union pursuant to
Section 7(d) of the Supply Agreement (which right has been effectively waived) and except for a right of first refusal granted to KWF pursuant to paragraph 9 of the KWF Letter Agreement (which is not applicable to this transaction). All shares of Common Stock and any other securities issued by the Company prior to the Closing have been issued in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). The Company has not violated the Securities Act or any applicable state securities or "blue sky" laws in connection with the issuance of any shares of Common Stock or other securities prior to the Closing.

                  SECTION 4.04. Authority. The execution, delivery and performance by the Company of this Agreement, the Stockholders' Agreement, the Voting Agreement (as defined in Section 6.01(i) hereof) and the Note have been duly and validly authorized by all necessary corporate action; this Agreement, the Stockholders' Agreement and the Note have been duly and validly executed and delivered by the Company and each of this Agreement, the Stockholders' Agreement and the Note constitutes the valid and binding obligation of the Company, and the Voting Agreement constitutes the valid and binding obligations of the stockholders of the Company signatory thereto enforceable in accordance with its terms. The issuance, sale and delivery of the Reserved Shares have been duly authorized by the Board, subject to the approval by the stockholders of the Company of the Amendment, the Reserved Preferred Shares have been duly reserved for issuance upon conversion of the Note and the Reserved Common Shares have been duly reserved for issuance upon conversion of the Reserved Preferred Shares, and when so issued, sold and delivered, the Reserved Shares shall be validly issued and outstanding, fully paid and non-assessable with no personal liability attaching to the ownership thereof, and not subject to preemptive or any other similar rights of the stockholders of the Company or others, all of the foregoing being subject to the approval by the stockholders of the Company of the Amendment. The execution, delivery and performance of this Agreement, the Stockholders' Agreement and the Note by the Company, and subject to the approval by the stockholders of the Company of the Amendment, the reservation, issuance, sale and delivery of the Reserved Shares Upon conversion of the Note or the Reserved Preferred Shares and compliance by the Company with any provision hereof or thereof will not (a) violate any provision of law


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or statute or any order of any court or any order, rule or regulation of any other agency of government or (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties, assets or outstanding capital stock of the Company, under the Articles of Incorporation or By-laws of the Company, in each case as amended and/or restated through the date hereof, or any note, indenture, mortgage, lease, agreement or other instrument to which the Company is a party or by which it or any of its properties or assets are or may be bound or affected. Each permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) required for the valid authorization, execution, delivery and performance by the Company of this Agreement, the Stockholders' Agreement and the Note, or for the valid authorization, reservation (as the case may be), issuance, sale and delivery of the Note or the Reserved Shares has been obtained or made or, subject to the approval by the stockholders of the Company of the Amendment, will have been obtained or made as of the date required or, subject to the approval by the stockholders of the Company of the Amendment, will have been obtained or made as of the date required (as the case may be).

                  SECTION 4.05. Financial Information. (a) The Company has previously delivered to the Lender the following financial information:

                   (i) the balance sheet of the Company as of December 31, 1986, and the related statement of operations, stockholders' equity and changes in financial position for the year then ended (in each case including the notes thereto) audited by Kreischer, Miller & Co., the independent certified public accountants of the Company; and

                  (ii) the unaudited balance sheet of the Company as of August 31, 1987 (the "Interim Balance Sheet") and the related unaudited statements of operations, stockholders' equity and changes in financial position for the eight-month period then ended, prepared by the Company (collectively, the "Interim Financial Statements").

                  (b) The financial statements referred to in the foregoing clause (a) of this Section 4.05(i) are in accordance with the books and records of the Company, (ii) fairly present in all material respects the financial condition of the Company as of the respective dates


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indicated and the results of operations, stockholders' equity and changes in financial position of the Company for the respective periods indicated and (iii) in the case of financial statements described in Section 4.05(a)(i), have been prepared in accordance with generally accepted accounting principles consistently applied.

                  SECTION 4.06. Absence of Undisclosed Liabilities. Except as disclosed in the Interim Financial Statements and Schedule 4.06 attached hereto, at August 31, 1987, (a) the Company had no liability of any nature (matured or unmatured, fixed or contingent) which was not provided for or reflected on the Interim Balance Sheet, and (b) all liability reserves established by the Company and set forth on the Interim Balance Sheet were adequate for the purposes indicated therein, and (c) there were no loss contingencies (as such term is used in statement of Financial Accounting standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which were not adequately provided for on the Interim Balance Sheet.

                  SECTION 4.07. Absence of Changes. Except as set forth on
Schedule 4.07 attached hereto, since August 31, 1987, there has not been (a) any material adverse change in the financial condition, results of operations, assets, liabilities or business of the Company, (b) any material liability or obligation of any nature whatsoever (contingent or otherwise) incurred by the Company, other than current liabilities or obligations incurred in the ordinary course of business, (c) any asset or property of the Company made subject to a material lien of any kind, (d) any waiver of any valuable right of the Company, or the cancellation of any debt or claim held by the Company, (e) any payment of dividends on, or other distributions with respect to, or any direct or indirect redemption or acquisition of, any shares of the capital stock of the Company, or any agreement or commitment therefor, (f) any issuance of any stock, bonds or other securities of the Company or options, warrants or rights or agreements or commitments to purchase or issue such securities or grant such options warrants or rights other than pursuant to or in connection with the transactions contemplated by this Agreement, (g) any mortgage, pledge, sale, assignment or transfer of any tangible or intangible assets of the Company, except in the ordinary course of business, (h) any loan by the Company to any officer, director, employee or stockholder of the Company, or any agreement or commitment therefor, (i) any damage, destruction or loss (whether or not covered by insurance) which is or may materially adversely affect the assets, property or business of the Company, (j) any extraordinary increase, direct or indirect, in the compensation paid or payable to any officer, director,


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employee or agent of the Company or (k) any change in the accounting methods or practices followed by the Company.

                  SECTION 4.08. Tax Matters. All Federal, state and local or foreign tax returns and tax reports required to be filed by the Company have been filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed (except, with respect to tax returns and tax reports which may have been required to be filed in respect of state or local sales, lease, occupation, property and excise tax, where the failure to do so would not have a material adverse effect on the Company's business) and all of the foregoing are true, correct and complete. Except with respect to taxes required to have been paid or accrued by the Company in respect of state or local sales, lease, occupation, property and excise tax, where the failure to do so would not have a material adverse effect on the Company's business, and except as set forth on Schedule 4.08 attached hereto, all Federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise, payroll, withholding and other taxes (including interest and penalties) required to have been paid or accrued by the Company have been fully paid or are adequately provided for on the Interim Balance Sheet, except for tax liabilities arising in the ordinary course of business since August 31, 1987. No issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any of the returns and reports referred to above, and no waivers of statutes of limitations have been given or requested with respect to the Company. All deficiencies asserted or assessments (including interest and penalties) made as a result of any examination by the Internal Revenue Service or by appropriate state or departmental tax authorities of the Federal, state or local or foreign income tax, sales tax or franchise tax returns of or, with respect to the Company, have been fully paid or are adequately provided for on the Interim Balance Sheet and no proposed (but unassessed) additional taxes, interest or penalties have been asserted. Except with respect to state or local sales, lease, occupation, property and excise taxes which may have been required to be paid or provided for, where the failure to do so would not have a material adverse effect on the Company's business, the provisions for taxes on the Interim Balance Sheet are sufficient for the payment of all accrued and unpaid Federal, state or local and foreign taxes as of such date. Neither the Company or, to the "best knowledge of the Company" (as such term, as used herein and in each case where it appears in this Section 4, is defined in Section 4.31 hereof), nor its officers has ever filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1954, as amended (the "Code") relating to collapsible


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corporations. The Company is not currently subject to federal taxation as a
Subchapter S corporation.

                  SECTION 4.09. Intellectual Property. (a) Except as listed on
Schedule 4.09 attached hereto, the Company owns, possesses, has the right to use or has the right to bring actions for the infringement of, all Intellectual Property Rights (as hereinafter defined) which it believes to be necessary or required for the conduct of its business as presently conducted.

                  (b) Except as listed on Schedule 4.09 attached hereto, no royalties, honorariums or fees are payable by the Company to other persons by reason of the ownership or use of the Intellectual Property Rights.

                  (c) To the best knowledge of the Company, no product manufactured, marketed or sold, and no product proposed in the Business Plan to be manufactured, marketed or sold, by the Company, violates or will violate, any Intellectual Property Rights or assumed name of another; and there is no pending or, to the best knowledge of the Company, threatened claim or litigation against the Company contesting the validity or right to use of any of the foregoing, nor has the Company received any notice that any of the Intellectual Property Rights or the operation or proposed operation of the Company's business as set forth in the Business Plan conflicts, or will conflict, with the asserted rights of others.

As used herein, the term "Intellectual Property Rights" means all intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, copyrights, computer programs, inventions, know-how, licenses, trade secrets, proprietary processes and formulae.

                  SECTION 4.10. Litigation, Etc. Except as listed on Schedule
4.10 attached hereto, there are no (i) actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company, whether at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if adversely determined, would have a material adverse effect on the Company's business, or (ii) judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against the Company which could have a material adverse effect on the business, prospects, condition (financial or otherwise), affairs or operations of the Company or which could materially impair the Company's


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ability to perform its obligations hereunder nor, to the best knowledge of the
Company, does there exist any basis for any of the foregoing.

                  SECTION 4.11. Compliance; Governmental Authorizations. The Company has complied in all material respects with all Federal, state, local or foreign laws, ordinances, regulations and orders applicable to its business. The Company has all material Federal, state, local and foreign governmental licenses and permits necessary in the conduct of its business, such licenses and permits are in full force and effect, no material violations are occurring or have occurred in respect of any thereof and no proceeding is pending or, to the best knowledge of the Company, threatened to revoke or limit any thereof. None of the aforesaid licenses and permits shall be affected in any material respect by this Agreement, the Stockholders' Agreement, the Voting Agreement or the Note.

                  SECTION 4.12. Compliance With ERISA; Benefit Plans; Etc. The Company does not (a) maintain and has never maintained any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or (b) contribute to and has never contributed to any such employee benefit plan maintained by any other person or entity.

                  SECTION 4.13. No Defaults. Except as set forth on Schedule
4.13 attached hereto, the Company is not in default (a) under its Articles of Incorporation or its By-laws, in each case as amended to the date hereof, or any material indenture, mortgage, lease agreement, contract, purchase order or other instrument or agreement to which the Company is a party or by which it or any of its property is bound or affected or (b) with respect to any order, writ, injunction or decree of any court or any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign and (c) there exists no condition, event or act which constitutes, or which after notice, lapse of time or both could constitute, a default under any of the foregoing.

                  SECTION 4.14. Employment of Officers, Employees and Consultants. No third party has asserted, and, to the best knowledge of the Company, no third party has a valid basis for asserting, any valid claim against the Company, or any of the Stipulated Persons (as hereinafter defined) with respect to (a) the continued employment by, or association with, the Company of any of its officers or employees of, or consultants to the Company (the "Stipulated Persons") or (b) the use by the Company or any of the Stipulated Persons of any information which the Company or any of the Stipulated Persons would be prohibited from using under any


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prior agreements or arrangements or under any laws applicable to unfair competition, trade secrets or proprietary information.

                  SECTION 4.15. Encumbrances. Except as disclosed on Schedule
4.15 attached hereto, the Company owns outright all the property and assets, real, personal or mixed, tangible or intangible, reflected as assets in the Interim Balance Sheet or acquired by the Company since August 31, 1987 (other than assets disposed of in the ordinary course of business since August 31,
1987), subject to no mortgages, liens, security interests, pledges, charges or other encumbrances of any kind, except as reflected in the Interim Financial Statements. Except as set forth on Schedule 4.15 attached hereto, the Company owns, or has a valid leasehold interest in, or valid license for, all assets necessary for the conduct of its business as presently conducted or as proposed to be conducted.

                  SECTION 4.16. Agreements. Except as listed on Schedule 4.16 attached hereto, the Company is not a party to any written or oral (a) contract with any labor union; (b) contract for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of normal operating requirements; (c) contract for the employment of any officer, individual employee or other person on a full-time basis or any contract with any person on a consulting basis; (d) bonus, pension, profit-sharing, retirement, stock purchase, stock option, hospitalization, medical insurance or similar plan, contract or understanding in effect with respect to employees or any of them or the employees of others; (e) agreement or indenture relating to the borrowing of money or to the mortgaging, pledging or otherwise placing of a lien on any assets of the Company; (f) guaranty of any obligation for borrowed money or otherwise; (g) lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other party;
(h) lease, license or other agreement under which the Company is lessor of, or permits any third party to hold or operate, any property, real or personal, owned or controlled by the Company; (i) agreement or other commitment for capital expenditures in excess of normal operation requirements; (j) contract, agreement or commitment under which the Company is obligated to pay any broker's fees, finder's fees or any such similar fees, to any third party; (k) contract, agreement or commitment under which the Company has issued, or may become obligated to issue, any shares of capital stock of the Company, or any warrants, options, convertible securities or other commitments pursuant to which the Company is or may become obligated to issue any shares of its capital stock, other than as contemplated by this Agreement; or (1) any other contract, agreement, arrangement or understanding


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which is material to the business of the Company or which is material to, and which a prudent investor would need to review in order to make, an informed investment decision with respect to the purchase of the Note hereunder. The Company has furnished to the Lender true and correct copies of all such written agreements and other documents.

                  SECTION 4.17. Related Transactions. Except as set forth on
Schedule 4.17 attached hereto, no current or former stockholder, director, officer or employee of the Company nor any "associate" (as defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any such person, is presently, or since December 31, 1986 has been, directly or indirectly through his affiliation with any other person or entity, a party to any transaction (other than as an employee or a consultant) with the Company providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments to any such person (a "Related Transaction").

                  SECTION 4.18. Offering Exemption. The offering and sale of the Note and the issuance of the Reserved Shares upon conversion of the Note or the Reserved Preferred Shares, as the case may be, are each exempt from registration under the Securities Act. With respect to the aforesaid offering and sale, the Company has complied, or, prior to issuance will have complied, with all applicable state securities or blue sky laws.

                  SECTION 4.19. Insurance. Listed on Schedule 4.19 attached hereto, are all policies of insurance maintained by the Company. Such policies are in full force and effect and all premiums with respect to such policies are currently paid. Except as listed on Schedule 4.19 attached hereto, the Company has never been denied or had revoked or rescinded any policy of insurance.

                  SECTION 4.20. Burdensome Restrictions. Except as listed on
Schedule 4.16 attached hereto, the Company is not obligated under any contract or agreement or subject to any charter or other corporate restriction which presently materially adversely affects, or in the future may reasonably be expected to materially adversely affect, its financial condition, operations, results of operations, earnings, business or prospects.

                  SECTION 4.21. Investment Company Act. The Company is not an "investment company" as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940.


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                  SECTION 4.22. Use of Proceeds. Proceeds from the sale of the
Note shall be used by the Company for the purposes set forth on Schedule 4.22 attached hereto.

                  SECTION 4.23. Disclosure. Neither this Agreement, the Stockholders' Agreement, the Note, the Business Plan, the financial statements referred to in Section 4.05 hereof, nor the Operations Reports to the Board of Directors dated September 2, 1987 and October 7, 1987, respectively contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to the Company which materially adversely affects or in the future may materially adversely affect the business, operations, affairs, prospects, condition, properties or assets of the Company which has not been set forth in this Agreement or in the other documents, certificates, instruments, or written statements furnished to the Lender by or on behalf of the Company pursuant hereto (and listed herein).

                  SECTION 4.24. Brokers. Neither the Company, nor any of the Company's officers, directors, employees or stockholders has employed any broker or finder in connection with the transactions contemplated by this Agreement.

                  SECTION 4.25. No Governmental Consent or Approval Required. No consent, approval or authorization of, or declaration to, or filing with, any governmental or regulatory authority is required for the valid authorization, execution, delivery and performance by the Company of this Agreement, the Note or the Stockholders' Agreement or for the valid authorization, issuance, sale and delivery to the Lender of the Note or for the valid authorization, reservation, issuance, sale and delivery to the Lender of the Reserved Shares upon conversion of the Note (or if so required, such consent, authorization or approval shall have been obtained or filing shall have been effected on or prior to the Closing). The registration of the Note and the Reserved Shares under the Securities Act is not required for the valid issuance, sale, delivery and/or performance (as the case may be) thereof hereunder.

                  SECTION 4.26. Business Plan. The Company has previously presented and delivered to the Lender (on or about October 17, 1987) the Company's Business Plan 1987 through 1989 (the "Business Plan"), and the Company acknowledges that it has been advised by the Lender that the Business Plan has been material to it in its decision to enter into this Agreement and the Stockholders' Agreement and to purchase the Note hereunder. The description of the business, operations (as presently conducted), properties and assets of the Company contained in the Business Plan, as


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well as all other factual statements contained therein, are true and correct. To the best knowledge of the Company, except as set forth on Schedule 4.26 attached hereto, the financial projections and other estimates contained in the Business Plan are based on reasonable assumptions of the Company at the time such projections and estimates were made. The Company has no reason to believe, and does not believe, that any assumptions of fact or statements of opinion contained in the Business Plan are unreasonable, untrue or false.

                  SECTION 4.27. Books and Records. The books and records of the Company have been maintained in accordance with sound business practices and, as of the date hereof, present fairly the respective assets, financial condition and results of operations of the Company.

                  SECTION 4.28. Non-Competition, Non-Disclosure and Patent and Invention Assignment Agreements and Covenant Relating Thereto. Except as set forth on Schedule 4.28 attached hereto, each current key employee of the Company who has or is proposed to have access to confidential and proprietary information of the Company is a signatory to, and is bound by, an agreement with the Company relating to non-competition, non-disclosure, proprietary information and patent and invention assignment (copies of the form of which are attached to such Schedule 4.28), each of which shall not be modified or amended in any respect without the prior consent of a majority of the entire Board of Directors of the Company.

                  SECTION 4.29. Corporate Action. Minutes of all meetings of the Board of Directors (and any committees thereof) and stockholders (and all resolutions adopted thereat or thereby, including written action in lieu of a meeting) of the Company have been provided to the Lender and O'Sullivan, Graev & Karabell, counsel for the Lender. Such minutes, resolutions or other corporate action have not been altered, amended or rescinded and are in full force and effect on the date hereof.

                  SECTION 4.30. Registration Rights. Except as contemplated by this Agreement and as set forth on Schedule 4.30 attached hereto, no person has any right to cause the Company to effect the registration under the Securities Act of any shares of Common Stock or any other securities (including debt securities) of the Company.

                  SECTION 4.31. Definition of Best Knowledge. As used herein, the term "to the best knowledge" of the Company shall mean and include (i) actual knowledge and (ii) that knowledge which a prudent business person (including, in the case of the Company, the officers, directors, and key employees of the Company) could have obtained in the management of his or her business affairs after making due inquiry and exercising due diligence which a prudent businessperson should have made or exercised, as applicable, with respect thereto. In connection therewith, the knowledge (both actual and constructive) of any director, officer or key employee of the Company shall be imputed to be the knowledge of the Company. For purposes of this Section 4.31, key employees shall mean Craig Tiano and John Leonard.

                  SECTION 5. Representations and Warranties of the Lender. The Lender represents and warrants to the Company as follows:

                  (a) The Lender is acquiring the Note, and in the event of the issuance of Reserved Shares he will be acquiring the Reserved Shares, for his own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act; it being understood and agreed that the Lender may transfer the Note (or Reserved Shares) to a partnership consisting primarily of members of the Lender's family in which the Lender shall act as the sole general partner.

                  (b) The Lender understands that the Note has not been, and the Reserved Shares will not be, registered under the Securities Act or under any state securities acts by reason of their issuance by the Company in a transaction exempt from the registration requirements of applicable state securities acts and the Securities Act pursuant to
         Section 4(2) thereof; and that they must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and any applicable state securities acts or is exempt from such registration.

                  (c) The Lender further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to the Lender) issued under the Securities Act depends on the satisfaction of various conditions and that, if applicable, Rule 144 affords the basis for sales only in limited amounts and under limited circumstances.

                  (d) The Lender further represents, warrants and covenants to the Company that it will not transfer the Note or any of the Reserved Shares except in compliance with Section 8 of this Agreement, the Stockholders' Agreement and applicable securities laws.

                  (e) The Lender confirms that he (a) is familiar with the business of the Company, (b) has had the opportunity to ask questions of the Company's officers and directors and to acquire such information about the business and financial condition of the Company has requested and (c) has had the opportunity to obtain such other information as the Lender deemed necessary, and the Lender has relied upon, among other things, his independent investigation in making a decision to enter into this Agreement; provided, however, that nothing herein shall be construed to derogate or otherwise limit the representations, warranties and covenants of the Company contained in this Agreement, the Note or the Stockholders' Agreement, or the Lender's reliance thereon.

                  (f) The Lender has made such independent investigations of the Company and of the business and financial condition of the Company, as the Lender in the exercise of the sound business judgment, considers to be appropriate under the circumstances.

                  (g) The Lender consents to the imprinting of the legend set forth in Section 8.03 hereof on the Note and Reserved Shares.

                  (h) The Lender represents and warrants that he is an "accredited investor" as that term is defined in Regulation D promulgated pursuant to the Securities Act.

                  SECTION 6. Conditions Precedent to Closing.

                  SECTION 6.01. Closing. The obligation of the Lender to purchase and pay for the Note at the Closing is subject to the following conditions precedent:

                  (a) Receipt of Note. The Lender shall have received the Note duly executed by the Company and payable to the Lender in the principal amount of $500,000.

                  (b) Corporate Proceedings; Consents, Etc. All corporate and other proceedings to be taken and all waivers and consents to be obtained in connection with the transactions contemplated by this Agreement and the Note shall have been taken or obtained and all documents incident thereto shall be reasonably satisfactory in form and substance to the Lender and to its counsel, O'Sullivan Graev & Karabell, each of whom shall have received all such originals or certified or other copies of such documents either may reasonably request.

                  (c) Opinion of Counsel. At the Closing, the Lender shall have received the favorable written opinion of Dilworth, Parson, Kalish & Kauffman, special counsel for the Company, dated the date of the Closing and addressed to the Lender, in the form of Exhibit B attached hereto.

                  (d) Secretary's Certificate. The Lender shall have received a certificate, dated the date of the Closing, of the Secretary or an Assistant Secretary of the Company to the effect (i) that attached thereto is a true and complete copy of the Articles of Incorporation and the By-laws of the Company, in each case as in effect on the date thereof, (ii) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Note and consummation of the transactions contemplated hereby and thereby and reserving the Reserved Shares for issuance upon the conversion of the Note and the Preferred Stock, (iii) that the Company is in good standing under the laws of the Commonwealth of Pennsylvania and any other state in which the conduct of its business or its ownership or leasing of property requires qualification of the Company, except for those jurisdictions in which failure to so qualify would not have a material adverse effect on the business or assets of the Company, and has paid all required franchise taxes in such states, and
         (iv) of such other matters as may reasonably be requested by the Lender or its counsel, O'Sullivan Graev & Karabell.

                  (e) Reconstitution of Board of Directors; Election of Directors. The Lender shall have been appointed to the Board of Directors of the Company.

                  (f) Blue Sky Matters. All consents, approvals, filings, qualifications and/or registrations required to be obtained or effected under any applicable state securities or blue sky laws in connection with the issuance, sale and delivery to the Lender of the Note or the reservation, issuance, sale and delivery to the Lender of the Reserved Shares shall have been obtained or effected (except for the filing of any notice subsequent to the Closing which may be required under applicable state securities laws which, if required, shall be filed on a timely basis as may be so required) and copies of the same delivered to the Lender.

                  (g) Stockholders' Agreement. A stockholders' agreement (the "Stockholders' Agreement"), among the Company and the other signatories thereto, in the form of Exhibit C attached hereto, shall have been executed and delivered by the Company and such parties. In addition, the Company and such parties shall have complied with all terms and conditions of the Stockholders' Agreement, including, among other things, the placement of the legends required to be placed on certificates representing securities owned by such parties.

                  (h) Legal Matters Satisfactory. On the date of the Closing, all legal matters incident to this Agreement and the Closing shall be reasonably satisfactory to O'Sullivan Graev & Karabell, counsel for the Lender.

                  (i) Voting Agreement Regarding Amendment to Articles of Incorporation. Stockholders of the Corporation holding a majority of the issued and outstanding Shares of Common Stock of the Company shall have entered into an agreement (the "Voting Agreement") with the Company to vote in favor of an amendment to the Articles of Incorporation in the form of Exhibit I attached to the Note at a special meeting of stockholders to be held as soon as practicable following the Closing.

                  (j) Warrant. The Company shall have obtained an acknowledgment of KWF to the effect that the delivery of the warrant for 40 shares of Common Stock previously delivered to KWF constitutes the warrant meeting the requirements of paragraph 7 of the letter dated November, 1985 with the Company, and that there are no continuing obligations of the Company to KW except pursuant to the warrant previously delivered.

                  SECTION 7.  Covenants of the Company.


                  SECTION 7.01. Board Meetings, Access. (a) At any time that a nominee of the Lender (whether such nominee is the Lender or otherwise) shall no longer be a member of the Board of Directors, so long as the Lender is not engaged in, and does not hold any controlling interest in, a business competitive with the Company, and so long as the Lender (including any partnership consisting primarily of the Lender's family members for which the Lender acts as sole general partner) maintains ownership of the Note and/or the Reserved Shares, the Lender shall be entitled to receive notice of and to attend, Board meetings; provided, however, that the right provided hereunder shall be so provided only for so long as the provision of such right will not, in the reasonable judgment of the Company, be determined to be detrimental to the Company's relationship with existing and potential suppliers and customers.

                  (b) The Company will (i) give the Lender such prior notice of each meeting of the Board of Directors and of any other committee or group exercising responsibilities comparable to those exercised by the Board of Directors as is given each Director, which notice shall specify the time and place of such meeting, and, to the extent then known, the matters to be discussed thereat and inviting the Lender to attend such meeting (provided, however, that, at any time the Lender is not a director of the Company, (A) the Lender shall not have the right to vote at such meeting, and (B) the Lender shall agree to maintain the confidentiality of information conveyed as a result of such meeting in accordance with such terms as approved by the Board of Directors), (ii) furnish the Lender with copies of all written notices, minutes, consents (including draft consents) and other written materials that the Company provides to its directors, and (iii) afford to the Lender free and full access, at all reasonable times, to all of the books, records and properties of the Company and to all officers and employees of the Company, for any reasonable purpose whatsoever; provided, however, that the access and information provided hereunder shall be so provided only for so long as the provision of such access and information will not, in the reasonable judgment of the Company, be determined to be detrimental to the Company's relationship with existing and potential suppliers and customers.

                  SECTION 7.02. Right of First Refusal. (a) Except in the case of Excluded Securities, the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance sale or exchange, any (i) shares of Common Stock, Preferred Stock or any other equity security of the Company, (ii) any debt security of the Company which is convertible or has other equity features, or (iii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity security or any such debt security of the Company, unless in each case the Company shall have first offered to sell to the Lender its Proportionate Percentage (as defined below) of such securities (the "Offered Securities"), at a price and on such other terms as shall have been specified by the Company in writing delivered to the Lender (the "Offer"), which Offer by its terms shall remain open and irrevocable for a period of 10 days from the date it is delivered by the Company to the Lender.

                  (b) Notice of the Lender's intention to accept, in whole or in part, the Offer made pursuant to Section 7.02(a) shall be evidenced by a writing signed by the Lender and delivered to the Company prior to the end of the 10-day period of such Offer, setting forth such portion of the Offered Securities as the Lender elects to purchase (the "Notice of Acceptance").

                  (c) In the event that a Notice of Acceptance is not given by the Lender in respect of all its Proportionate Percentage of the Offered Securities, the Company shall have 90 days from the expiration of the foregoing 10-day period to sell all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Lender (the "Refused Securities"), but only in all respects upon the terms and conditions no more favorable than those contained in the Offer. Upon the closing, the Lender shall purchase from the Company, and the Company shall sell to the Lender, the Offered Securities in respect of which a Notice of Acceptance was delivered to the Company by the Lender, at the terms specified in the Offer. The purchase by the Lender of any Offered Securities is subject in all cases to the terms and conditions set forth in the purchase agreement (if any) with the third party initially proposing the Offer unless such agreement relating to such Offered Securities is not reasonably satisfactory in form and substance to the Lender.

                  (d) In each case, any Offered Securities not purchased by the Lender or the other person or persons in accordance with Section 7.02(c) may not be sold or otherwise disposed of until they are again offered to the Lender under the procedures specified in Sections 7.02(a), (b) and (c).

                  (e) The rights of the Lender under this Section 7.03 shall not apply to the following securities ("Excluded Securities"):

                     (i) Common Stock, or options to purchase or rights to subscribe for such Common Stock, or securities by their terms convertible into or exchangeable for such Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, issued to officers, employees or directors of, or consultants to, the Company and in each case approved by the Board of Directors of the Corporation; provided, however, that the maximum number of shares of Common Stock hereafter issued or issuable to officers, employees or directors of, or consultants to, the Company to which this clause (i) shall apply shall not exceed the mum of (A) up to 800,000 shares, including 400,000 shares subject to issuance pursuant to options granted to employees prior to the date hereof and 400,000 shares reserved prior to the date hereof for issuance pursuant to the Company's qualified incentive plan (including any Common Stock issued pursuant to the exercise of any such options) and (B) the greater of seven and one-half percent (7-1/2%) of all shares of Common Stock then outstanding or 600,000 shares of Common Stock;

                   (ii) Common Stock issued as a stock dividend or upon any subdivision or combination of shares of Common Stock;

                   (iii) the Reserved Shares;

                   (iv) any Common Stock issued pursuant to the exercise of options, warrants and rights outstanding as of the date hereof and listed on Schedule 7.02 attached hereto (including any replacements or options, warrants or rights issued in like amount upon the expiration of any such options, warrants or rights); or

                    (v) provided that Western Union shall exercise its right of first refusal, any securities sold or to be sold pursuant to an exercise of the right of first refusal granted to Western Union pursuant to Section 7(d) of the Supply Agreement.

                  (f) Subject to such restrictions on transfer as are set forth in the Stockholders Agreement, the rights of the Lender under this Section 7.02 shall be assignable to any transferee of the Lender (or any permitted assignee of any such rights) who or which acquires the Note or the Reserved Shares in accordance with the terms of this Agreement.

                  (g) "Proportionate Percentage" shall mean that percentage figure which expresses the ratio which (x) the number of shares of Common Stock then owned by the Lender bears to (y) the aggregate number of shares of Common Stock then issued and outstanding (or deemed to be issued and outstanding) to all holders of Common Stock of the Company. For purposes solely of the computation required under clauses (x) and (y) above, the Note and any other then issued and outstanding securities convertible into or exercisable or exchangeable for shares of Common Stock shall be treated as having been converted into or exercised or exchanged for shares of Common Stock at the rate at which such securities are convertible into or exercisable or exchangeable for shares of Common Stock in effect at the time of delivery by the Company of the Offer as contemplated by Section 7.02(a) hereof.

                  SECTION 7.03. Termination of Covenant. Notwithstanding anything herein to the contrary, the provisions of Section 7.02 hereof shall terminate and shall cease to be effective upon the consummation of a public offering of Common Stock registered under the Securities Act with an aggregate gross offering price to the public (prior to deduction of expenses, underwriter's commissions, etc.) of at least $2,500,000.

                  SECTION 8. Transfer of Securities; Registration Rights .

                  SECTION 8.01. Restriction on Transfer. The Restricted Securities (as hereinafter defined), and any shares of capital stock received in respect thereof, whether by reason of a stock split or share reclassification thereof, a stock dividend thereon or otherwise, shall not be transferable except upon the conditions specified in this Section 8.


                  SECTION 8.02. Definitions. As used in this Section 8, the following terms shall have the following respective meanings:

                  "Commission" shall mean the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act.

                  "Person" shall mean and include an individual, a corporation, a partnership, a trust, an unincorporated organization and a government or any department, agency or political subdivision thereof.

                  "Restricted Securities" shall mean the Note, the Reserved Shares and any shares of capital stock received in respect of any thereof, evidenced by certificates bearing the restrictive legend set forth in Section 8.03.

                  "Restricted Shares" shall mean the shares of Common Stock constituting Restricted Securities.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

                  "Transfer" shall include any disposition of any shares of Restricted Securities or of any interest therein which would constitute a sale thereof within the meaning of the Securities Act.

                  SECTION 8.03. Restrictive Legends. Each certificate for the Restricted Securities and any shares of capital stock received in respect thereof, whether by reason of a stock split or share reclassification thereof, a stock dividend thereon or otherwise, and each certificate for any such securities issued to subsequent transferees of any such certificate shall (unless otherwise permitted by the provisions of Section 8.04 or 8.11) be stamped or otherwise imprinted with legends in substantially the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACTS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL ACCEPTABLE TO TELEBASE SYSTEMS, INC. AND IN ACCEPTABLE FORM AND SUBSTANCE THAT AN EXEMPTION THEREFROM IS AVAILABLE UNDER SAID ACTS. ADDITIONALLY, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO (A) CERTAIN RESTRICTIONS PURSUANT TO A STOCKHOLDERS' AGREEMENT DATED OCTOBER 30, 1987 AMONG TELEBASE SYSTEMS, INC. AND OTHER SIGNATORIES THERETO (AND NO TRANSFER OF THESE SECURITIES SHALL BE VALID OR EFFECTIVE UNLESS SUCH TRANSFER IS IN ACCORD THEREWITH) AND (B) THE CONDITIONS SPECIFIED IN SECTION 8 OF THE NOTE PURCHASE AGREEMENT DATED AS OF OCTOBER 30, 1987, BETWEEN TELEBASE SYSTEMS, INC. AND GARY M. LAUDER (AND NO TRANSFER OF THESE SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED). UPON THE FULFILLMENT OF CERTAIN OF SUCH CONDITIONS, TELEBASE SYSTEMS, INC. HAS AGREED TO DELIVER TO THE HOLDER HEREOF A NEW CERTIFICATE, NOT BEARING THIS LEGEND, FOR THE SECURITIES REPRESENTED HEREBY REGISTERED IN THE NAME OF THE HOLDER HEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF TELEBASE SYSTEMS, INC.

                  SECTION 8.04. Notice of Transfer. The holder of any Restricted Securities, by acceptance thereof, agrees, prior to any transfer of any Restricted Securities, to give written notice to the Company of such holder's intention to effect such transfer and to comply in all other respects with the provisions of this Section 8.04. Each such notice shall describe the manner and circumstances of the proposed transfer and shall be accompanied by (a) the written opinion, addressed to the Company, of counsel reasonably acceptable to the Company for the holder of Restricted Securities, as to whether in the opinion of such counsel such proposed transfer involves a transaction requiring registration of such Restricted Securities under the Securities Act and state securities acts and, if not, a description of the exemptions available, and (b) in the case of Restricted Shares, if in the opinion of such counsel such registration is required, a written request addressed to the Company by the holder of Restricted Securities, describing in detail the proposed method of disposition and requesting the Company to effect the registration of such Restricted Shares pursuant to the terms and provisions of Section 8.05 or 8.06 hereof, as the case may be; provided, however, that no such opinion shall be required in connection with a transfer by any holder to a partnership consisting primarily of such holder's family members for which such holder acts as the sole general partner. If in the opinion of such counsel (if such opinion is required hereunder) the proposed transfer of Restricted Securities may be effected without registration under the Securities Act and state securities acts, the holder of Restricted Securities shall thereupon be entitled to transfer Restricted Securities in accordance with the terms of the notice delivered by it to the Company. Each certificate or other instrument evidencing the securities issued upon the transfer of any Restricted Securities (and each certificate or other instrument evidencing any untransferred balance of such securities) shall bear the legends set forth in Section 8.03 unless (a) in the opinion of such counsel registration of future transfer is not required by the applicable provisions of the Securities Act and state securities acts or (b) the Company shall have waived the requirement of such legends; provided, however, that such legend shall not be required on any certificate or other instrument evidencing the securities issued upon such transfer in the event such transfer shall be made in compliance with the requirements of Rule 144 (as amended from time to time) promulgated under the Securities Act (or successor Rule thereto). The holder of Restricted Securities shall not transfer such Restricted Securities until such opinion of counsel has been given to the Company (unless waived by the Company or unless such opinion is not required in accordance with the provisions of this Section 8.04) or until registration of the Restricted Shares involved in the above-mentioned request has become effective under the Securities Act.

                  SECTION 8.05. Incidental Registration. If the Company proposes for any reason to register any of its securities on its own behalf under the Securities Act (other than pursuant to a registration statement on Forms S-8 or S-4 or similar or successor forms), it shall each such time promptly give written notice to all holders of outstanding Restricted Securities of its intention to do so, and, upon the written request, given within 30 days after receipt of any such notice, of the holder of any such Restricted Securities to register any Restricted Shares (which request shall specify the Restricted Shares intended to be sold or disposed of by such holders), the Company shall use its best efforts to cause all such Restricted Shares to be included in such registration under the Securities Act, all to the extent requisite to permit the sale or other disposition (in accordance with the Company's intended methods thereof, as aforesaid) by the prospective seller or sellers of the Restricted Shares so registered. In the event that the proposed registration by the Company is, in whole or in part, an underwritten public offering of securities of the Company, if the managing underwriter determines and advises in writing that the inclusion of all Restricted Shares proposed to be included in the underwritten public offering and other issued and outstanding shares of Common Stock proposed to be included therein by persons other than the holders of Restricted Securities (the "Other Shares") would interfere with the successful marketing of such securities, then the number of Restricted Shares and Other Shares shall be reduced, pro rata among the holders of Other Shares and the holders of Restricted Shares (based upon the number of shares of Common Stock requested by the holders thereof to be registered in such underwritten public offering), and (ii) in each case those shares of Common Stock which are excluded from the underwritten public offering shall be withheld from the market by the holders thereof for a period, not to exceed 90 days, which the managing underwriter reasonably determines as necessary in order to effect the underwritten public offering.

                  SECTION 8.06. Registrations on Form S-2 or S-3. At such time as the Company shall have qualified for the use of Form S-2 or S-3 (or any similar form or forms promulgated by the Securities and Exchange Commission), the holders of Restricted Securities shall have the right to request an unlimited number of registrations on Form S-2 or S-3 (which request or requests shall be in writing, shall specify the Restricted Shares intended to be sold or disposed of by the holders thereof, shall state the intended method of disposition of such Restricted Shares by the holder(s) requesting such registration and shall relate to Restricted Shares having a proposed aggregate gross offering price (before deduction of underwriting discounts and expenses of sale) of at least $500,000), and the Company shall be obligated to effect such registration or registrations on S-2 or S-3 (as the case may be); provided, however, that the Company shall in no event be obligated to cause the effectiveness of more than one such registration statement in any calendar year.

                  SECTION 8.07. Granting of Registration Rights. (a) The Company shall not, without the prior written consent of persons holding a majority of the Restricted Securities then outstanding, grant any rights to any persons to register any shares of capital stock or other securities of the Company if such rights would be superior to the rights of the holders of Restricted Securities granted pursuant to this Agreement, unless the Lender is given the same or comparable rights.

                  (b) The Company shall not grant any registration rights to any persons which would give such person or persons the right to require the Company to register shares of capital stock or other securities of the Company on Form S-1 or any other comparable form unless the Lender is given the same or comparable registration rights.

                  SECTION 8.08. Preparation and Filing. If and whenever the Company is under an obligation pursuant to the provisions of this Section 8 to use its best efforts to effect the registration of any Restricted Shares, the Company shall, as expeditiously as practicable:

                  (a) prepare and file with the Commission a registration statement with respect to such securities land use its best efforts to cause such registration statement to become and remain effective;

                  (b) prepare and file with the Commission such amendments and supplements to such registration statements and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for at least nine months and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Restricted Shares covered by such registration statement;

                  (c) furnish to each selling stockholder such number of copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request in order to facilitate the public sale or other disposition of such Restricted Shares;

                  (d) use its best efforts to register or qualify the Restricted Shares covered by such registration statement under the securities or blue sky laws of such jurisdictions as each such seller shall reasonably request (provided, however, that the Company shall not be required to consent to general service of process for all purposes in any jurisdiction where it is not then qualified) and do any and all other acts or things which may be necessary or advisable to enable such seller to consummate the public sale or other disposition in such jurisdictions of such securities;

                  (e) notify each seller of Restricted Shares covered by such registration statement, at any time when a prospectus relating thereto covered by such registration statement is required to be delivered under the Securities Act within the appropriate period mentioned in clause (b) of this Section 8.08, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and at the request of such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

                  (f) furnish, at the request of any holder or holders requesting registration of Restricted Shares pursuant to this Section 8, on the date that such Restricted Shares are delivered to the underwriters for sale in connection with a registration pursuant to this Section 8, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the holder or holders making such request; and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the holder or holders making such request.

                  SECTION 8.09. Expenses. All expenses incurred by the Company in complying with Section 8.08, including, without limitation, all registration and filing fees, fees and expenses of complying with securities and blue sky laws, printing expenses and fees and disbursements of counsel, including the fees and all disbursements of not more than one counsel for the holders of Restricted Securities requesting registration hereunder, and reasonable fees and disbursements of the independent certified public accountants (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) shall be paid by the Company; provided, however, that (a) the Company shall not be obligated for more than $10,000 in the aggregate of the fees and disbursements of counsel for the holders of Restricted Securities engaged in any one registration under Section 8.05 or 8.06 hereof and (b) all underwriting discounts and selling commissions and other similar fees and costs applicable to the Restricted Shares covered by registrations effected pursuant to Sections 8.05 and 8.06 hereof shall be borne by the seller or sellers thereof, in proportion to the number of Restricted Shares sold by such seller or sellers.

                  SECTION 8.10. Indemnification. In the event of any registration of any Restricted Shares under the Securities Act pursuant to this
Section 8 or registration or qualification of any Restricted Shares pursuant to
Section 8.08(d), the Company shall indemnify and hold harmless the seller of such shares, or any other person acting on behalf of such seller and each other person, if any, who controls any of the foregoing persons, within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such Restricted Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any document prepared and/or furnished by the Company incident to the registration or qualification of any Restricted Shares pursuant to Section 8.08(d), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make the statements therein in light of the circumstances under which they were made, not misleading, or any violation by the Company of the Securities Act or state securities or blue sky laws applicable to the Company and relating to action or inaction required of the Company in connection with such registration or qualification under such state securities or blue sky laws; and shall reimburse such seller, underwriter or other person acting on behalf of such seller and each such controlling person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, said preliminary prospectus or said prospectus or said amendment or supplement or any document incident to the registration or qualification of any Restricted Shares pursuant to Section 8.08(d) in reliance upon and in conformity with written information furnished to the Company by such seller or such seller's agent or representative specifically for use in the preparation thereof.

                  Before Restricted Shares held by any prospective seller shall be included in any registration pursuant to Section 8, such prospective seller and any underwriter acting on its behalf shall have agreed to indemnify and hold harmless (in the same manner and to the same extent as set forth in the preceding paragraph of this Section 8.10) the Company, each director of the Company, each officer of the Company who shall sign such registration statement, and any person who controls the Company within the meaning of the Securities Act, with respect to any untrue statement or omission from such registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by such seller or such seller's agent or representative specifically for use in the preparation of such registration statement, preliminary prospectus, final prospectus or amendment or supplement; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each prospective seller of Restricted Shares, to an amount equal to the net proceeds actually received by such prospective seller from the sale of Restricted Shares effected pursuant to such registration.

                  Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Section 8.10, such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal defenses available to such indemnified party which are different from or additional to those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 8.10, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such indemnified party and any person controlling such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which are reasonably related to the matters covered by the indemnity agreement provided in this Section 8.10.

                  The failure to notify an indemnifying party promptly of the commencement of any such action, if materially prejudicial to the ability of the indemnifying party to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this paragraph, but the omission so to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 8.

                  The indemnifying party shall not make any settlement of any claims indemnified against hereunder without the written consent of the indemnified party or parties, which consent shall not be unreasonably withheld.

                  SECTION 8.11. Removal of Legends, Etc. Notwith- standing the foregoing provisions of this Section 8, the restrictions imposed by this Section 8 upon the transferability of any Restricted Securities shall cease and terminate when any such Restricted Securities are sold or otherwise disposed of in accordance with the intended method of disposition by the seller or sellers thereof set forth in the registration statement or as otherwise contemplated by
Section 8.04 hereof which does not in the opinion of counsel reasonably satisfactory to the Company require that the securities transferred bear the legend set forth in Section 8.03. Whenever the restrictions imposed by this
Section 8 shall terminate, as herein provided, and in accordance with such opinion of counsel, the holder of any Restricted Securities as to which such restrictions have terminated shall be entitled to receive from the Company, without expense, a new certificate not bearing the restrictive legends set forth in Section 8.03 and not containing any other reference to the restrictions imposed by this Section 8.

                  SECTION 9. Securities Act Registration Statements. The Company shall not file any registration statement under the Securities Act covering any securities unless it shall first have given the Lender written notice thereof. The Company further covenants that the Lender shall have the right, at any time when in its sole and exclusive judgment exercised in good faith it is or might be deemed to be a controlling person of the Company, to participate in the preparation of such registration statement and to request the insertion therein of material furnished to the Company in writing which in the Lender's judgment should be included. In connection with any registration statement referred to in Section 8 or this Section 9, the Company will indemnify, to the extent permitted by law, the Lender against all losses, claims, damages, liabilities and expenses caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus or any preliminary prospectus or any amendment thereof or supplement thereto or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any untrue statement or alleged untrue statement or omission or alleged omission contained in written information furnished to the Company by the Lender expressly for use in such registration statement. If, in connection with any such registration statement, the Lender shall furnish written information to the Company expressly for use in the registration statement, the Lender will indemnify to the extent permitted by law, the Company, its directors, each of its officers who sign such registration statement and each person, if any, who controls the Company within the meaning of the Securities Act against all losses, claims, damages, liabilities and expenses caused by any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in the registration statement or prospectus or any preliminary prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or such omission or alleged omission is contained in information so furnished in writing by the Lender for use therein.

                  SECTION 10. Events of Default. For so long as the Note shall be outstanding, in the case of the happening of any of the following events (hereinafter called "Events of Default"):

                  (a) any representation or warranty made by the Company under or in connection with this Agreement or with the execution and delivery of the Note or any statement or representation made in any report, certificate, financial statement or other instrument furnished by the Company pursuant to this Agreement shall prove to have been false or misleading in any material respect when made or delivered;

                  (b) default shall be made with respect to any agreement or other evidence of indebtedness or liability for borrowed money (other than the Note) of the Company involving indebtedness (other than trade payables in the ordinary course of business) with a principal amount in excess of $100,000, if the effect of such default is (i) to accelerate the maturity of such indebtedness or liability or to require the prepayment thereof or (ii) to permit the holder thereof (or a trustee on behalf of the holder or holders thereof) to cause such indebtedness to become due prior to the stated maturity thereof, or any such indebtedness or liability shall not be paid when due Company (it being understood that defaults under certain agreements as set forth on
         Schedule 4.13 shall not by themselves constitute Events of Default under this clause (b));

                  (c) default shall be made in any material respect in the due observance or performance of any covenant, condition or agreement on the part of the Company (it being understood that defaults under certain agreements as set forth on Schedule 4.13 shall not by themselves constituted Events of Default under this clause (c));

                  (d) the Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or for the substantial part of its properties, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any formal action for the purpose of effecting any of the foregoing;

                  (e) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company, or of a substantial part of its properties, under Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or for a substantial part of its properties or (iii) the winding up or liquidation of the Company; and such proceeding or petition shall continue unremedied for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 60 days;

                  (f) the Company shall have dissolved or any proceedings shall have commenced, or any formal action shall have been taken, with a view to the dissolution of the Company; or

                  (g) final judgment for the payment of money in excess of an aggregate of $100,000 and not fully covered by insurance shall be rendered against the Company for a period of 30 consecutive days during which execution shall not be effectively stayed;

then, and in every such event and at any time thereafter during the continuance of such event, the holders of the Note may by written notice to the Company declare the Note to be forthwith due and payable in accordance with the terms of the Note, whereupon the Note shall become forthwith due and payable, both as to principal and interest, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

                  SECTION 11. Fees. The Company will reimburse the Lender for fifty percent (50%) of the aggregate legal fees and disbursements of O'Sullivan Graev & Karabell incurred in connection with the preparation of this Agreement in excess of $5,000 (it being understood and agreed that the Lender will bear the first $5,000 of the aggregate of such legal fees and disbursements); provided, however, that the Company shall reimburse the Lender for all the fees and disbursements of O'Sullivan Graev & Karabell in the event that, at any time prior to December 31, 1988, either the Company permits another investor introduced by the Lender to the Company to invest in the Company upon terms substantially similar to the terms of this transaction, or (b) Western Union exercises its right of first refusal, or otherwise successfully institutes a claim, with respect to the issuance of the Note or Reserved Shares or consummation of the transactions contemplated hereunder. The Company further agrees that it will pay, and will save the Lender harmless from, any and all liability with respect to any stamp or similar taxes which may be determined to be payable in connection with the execution and delivery of this Agreement or any modification, amendment or alteration of the terms or provisions of this Agreement, and that it will similarly pay and hold the Lender harmless from all issue taxes, if any, in respect of the issuance of the Note and the Reserved Shares to the Lender.

                  SECTION 12. Exchanges; Lost, Stolen or Mutilated Certificates. Upon surrender by the Lender to the Company of certificates for securities purchased or acquired by the Lender hereunder, the Company at its expense will issue in exchange therefor, and deliver to the Lender, a new certificate or certificates representing such securities, in such denomination or denominations as may be requested by the Lender. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing any securities purchased or acquired by the Lender hereunder, and in case of any such loss, theft or destruction, upon delivery of any indemnity agreement satisfactory to the Company, or in case of any such mutilation, upon surrender and cancellation of such certificate, the Company at its expense will issue and deliver to the Lender a new certificate for such securities of like tenor, in lieu of such lost, stolen or mutilated certificate.

                  SECTION 13. Survival of Representations Warranties and Agreements; Etc. All representations and warranties made by the Company and the Lender hereunder shall survive the Closing for a period of 3 years following the Closing (except for the representations and warranties set forth in Sections
4.08 and 4.15 hereof which shall survive indefinitely) and all covenants and agreements made by the Company hereunder shall survive in accordance with their terms (or, if not specified by such terms indefinitely). All statements contained in any certificate or other instrument delivered by the Company pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall constitute representations and warranties by the Company under this Agreement.

                  SECTION 14. Indemnification. Each party shall, with respect to the representations, warranties and agreements made by such party herein, indemnify, defend and hold the other harmless against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including legal and accounting fees and expenses), arising from the untruth, inaccuracy or breach of any such representations, warranties or agreements of such party; provided, however, that the Company shall not be liable for any liability, loss or damage with respect to representations and warranties of the Company (other than as set forth in Section 4.03 or 4.04 hereof) unless and until the aggregate of the liability loss or damage suffered equals or exceeds $250,000 at which time the Company shall be liable hereunder for all such liabilities, losses or damages. Without limiting the generality of the foregoing, the Lender shall be deemed to have suffered liability, loss or damage as a result of the untruth, inaccuracy or breach of any such representations, warranties, covenants or agreements if such liability, loss or damage shall be suffered by the Company as a result of, or in connection with, such untruth, inaccuracy or breach or any facts or circumstances constituting such untruth, inaccuracy or breach.

                  SECTION 15.  Remedies.

                  (a) General. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by the Company, the Lender may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement, provided that the foregoing shall not change the time period during which a claim for indemnification pursuant to Section 13 or 14 hereof shall be made.

                  (b) Exclusive Remedies Under the Note. It is understood and agreed that, notwithstanding the foregoing provisions of Section 15(a), for the 90-day period immediately following the Closing and for any period of extension pursuant to Section 15(c) hereof, the remedies provided under the Note and such
Section 15(c) shall be exclusive with respect to any claim under this Agreement and shall preclude assertion during such time by the Lender of any other remedy with respect to any claim arising out of or in respect to a breach by the Company of its representations, warranties or covenants hereunder.

                  (c) Additional Default Shares. In the event of a dispute initiated prior to January 30, 1988 in accordance with Section 3.2 of the Note regarding the existence of an Event of Default, which dispute has not culminated in a Final Determination of Event of Default (as defined in the Note) prior to such date, then the Corporation shall, within ten (10) days following any such Final Determination, issue to the Lender an additional number of shares of Preferred Stock which would have been issued to the Lender under Section 4.1(b) of the Note had the Final Determination occurred prior to January 30, 1988.

SECTION 16.  Miscellaneous.

                  16.01. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor listing all parties:

                (i)     If to the Company, to:

                             Telebase Systems, Inc.
                             763 West Lancaster Avenue
                             Bryn Mawr, PA  19016
                             Attention:  James E. Coane, President

                        with a copy to:

                             Dilworth, Paxson, Kalish & Kauffman
                             2600 The Fidelity Building
                             Philadelphia, Pennsylvania  19109-1094
                             Attn:  Stephen J. Harmelin, Esq.

               (ii)     If to the Lender, to:

                             Gary Lauder
                             c/o E.S Jacobs & Company
                             375 Park Avenue
                             New York, New York  10152

                        with a copy to:

                             O'Sullivan Graev & Karabell
                             30 Rockefeller Plaza
                             New York, New York  10112
                             Attention:  Christopher Lane Davis, Esq.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery if personally delivered, on the business day after the date when sent if sent by air courier, and on the earlier of receipt by the sender of an official postal acknowledgment therefor or of telephonic confirmation of receipt by the addressee, if sent by mail, in each case addressed to such party as provided in this Section 16.01 or in accordance with the latest unrevoked direction from such party.

                  SECTION 16.02. No Waivers. No failure or delay of the Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No notice or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

                  SECTION 16.03. Payments on Business Days. Other than as specifically provided elsewhere herein, whenever any payment to be made hereunder or under any Note shall be stated to be due on a day other than a business day, such payment may be made on the next succeeding business day and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.

                  SECTION 16.04. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

                  SECTION 16.05. Changes, Waivers, Etc. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

                  SECTION 16.06. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, the Lender and each of their respective successors and assigns. The Company may not assign or transfer any of its rights or obligations hereunder without the written consent of the Lender.

                  SECTION 16.07. Severability. In case any one or more of the provisions contained in this Agreement or the Note should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                  SECTION 16.08. Section Headings. The section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

                  SECTION 16.09. Jurisdiction. The parties hereto agree that any suit, action or proceeding instituted against one or more of them with respect to this Agreement (including any Exhibits or Schedules attached hereto) may be brought in any Federal or state court located in the State of New York or the Commonwealth of Pennsylvania. The parties hereto, by the execution and delivery of this Agreement, irrevocably waive any obligation or any right of immunity on the ground of venue, the convenience of the forum or the jurisdiction of such courts, or from the execution of judgments resulting therefrom, and the parties hereto hereby irrevocably accept and submit to the jurisdiction of the aforesaid courts in any suit, action or proceeding and consent to service of process by certified mail at the address set forth in
Section 16.01 hereof.

                  SECTION 16.10. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf as of the day and year first above written.

                                            TELEBASE SYSTEMS, INC.


                                            By__________________________________



                                            THE LENDER:



                                            ____________________________________
                                                    Gary M. Lauder